Exhibit 99.1
News Release

Contact:
Investors	Media
Ankur Vyas	Mike McCoy
(404) 827-6714	(404) 588-7230
For Immediate Release
October 20, 2017

SunTrust Reports Third Quarter 2017 Results
Solid Revenue Growth, Improved Efficiency & Returns, and Higher Capital Returns
Result in Strong 16% Year-over-Year EPS Growth

ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) reported net income available to common shareholders of $512 million, or $1.06 per average common diluted share. This compares to $1.03 for the prior quarter and $0.91 for the third quarter of 2016.

Earnings per share increased 3% compared to the prior quarter and 16% compared to the third quarter of 2016. For the first nine months of 2017, earnings per share grew 11% compared to the same period a year ago.

“Our third quarter performance provides further validation of our successful execution against the Company's strategies and purpose-oriented culture.  Our Wholesale segment delivered another record quarter, evidence that our differentiated value proposition continues to resonate with clients.  Our Consumer segment delivered strong loan growth and provided significant help to our clients in the wake of the recent catastrophic hurricanes in our markets,” said William H. Rogers, Jr., chairman and CEO of SunTrust Banks, Inc. “Our opportunity set remains robust and I am confident in our ability to deliver further growth for our clients, communities, teammates, and ultimately, our owners.”

Third Quarter 2017 Financial Highlights
(Commentary is on a fully taxable-equivalent basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a tax equivalent basis, net interest income, net interest margin, total revenue, and efficiency ratios are provided on a fully taxable-equivalent basis, which generally assumes a 35% marginal federal tax rate and state income taxes, where applicable. We provide unadjusted amounts in the table on page 3 of this news release and detailed reconciliations and additional information in Appendix A on pages 22 and 23.)

Income Statement

•	Net income available to common shareholders was $512 million, or $1.06 per average common diluted share, compared to $1.03 for the prior quarter and $0.91 for the third quarter of 2016.

•	Total revenue increased 2% compared to the prior quarter and 4% compared to the third quarter of 2016.

◦	These increases were primarily driven by higher net interest income and strong investment banking performance.

•
Net interest margin was 3.15% in the current quarter, up 1 basis point sequentially and up 19 basis points compared to the prior year, driven by higher earning asset yields arising from higher benchmark interest rates and continued positive mix shift in the loans held for investment ("LHFI") portfolio.

•	Provision for credit losses increased $30 million sequentially and $23 million year-over-year due to anticipated losses from recent hurricanes.

•
Noninterest expense was stable sequentially and year-over-year. The current quarter's noninterest expense level included accrual reversals related to the resolution of several legal matters which were mostly offset by charges related to ongoing efficiency initiatives.

•
The efficiency and tangible efficiency ratios in the current quarter were 60.1% and 59.2%, respectively, which represent improvements compared to both the prior quarter and prior year, driven primarily by ongoing expense management initiatives and solid revenue growth.

Balance Sheet

•	Average performing LHFI were stable sequentially and grew 2% year-over-year, driven primarily by growth in consumer lending.

•
Average consumer and commercial deposits increased modestly compared to the prior quarter and 3% compared to the third quarter of 2016, driven largely by growth in NOW and time deposit account balances.

Capital

•
Estimated capital ratios continue to be well above regulatory requirements. The Common Equity Tier 1 ("CET1") ratio was estimated to be 9.6% as of September 30, 2017, and 9.5% on a fully phased-in basis, generally stable compared to the prior quarter.

•
During the quarter, the Company repurchased $330 million of its outstanding common stock in accordance with its 2017 Capital Plan and increased its quarterly common stock dividend by 54%, from $0.26 per share in the prior quarter to $0.40 per share.

•	Book value per common share was $47.16 and tangible book value per common share was $34.34, up 1% and 2%, respectively, from June 30, 2017, driven primarily by growth in retained earnings.

Asset Quality

•
Nonperforming loans ("NPLs") decreased $57 million from the prior quarter and represented 0.48% of period-end LHFI at September 30, 2017. The sequential decrease was driven primarily by continued improvements in the energy and residential portfolios.

•
Net charge-offs for the current quarter were $78 million, or 0.21% of total average LHFI on an annualized basis, up $8 million sequentially and down $48 million year-over-year. The year-over-year reduction was driven by overall asset quality improvements and lower energy-related charge-offs.

•	The provision for credit losses increased $30 million sequentially driven by anticipated losses from recent hurricanes.

•	At September 30, 2017, the allowance for loan and lease losses ("ALLL") to period-end LHFI ratio was 1.23%, a 3 basis point increase compared to the prior quarter.

Income Statement (Dollars in millions, except per share data)	3Q 2017	2Q 2017	1Q 2017	4Q 2016	3Q 2016
Net interest income	$1,430	$1,403	$1,366	$1,343	$1,308
Net interest income-FTE [2]	1,467	1,439	1,400	1,377	1,342
Net interest margin	3.07%	3.06%	3.02%	2.93%	2.88%
Net interest margin-FTE [2]	3.15	3.14	3.09	3.00	2.96
Noninterest income	$846	$827	$847	$815	$889
Total revenue	2,276	2,230	2,213	2,158	2,197
Total revenue-FTE [2]	2,313	2,266	2,247	2,192	2,231
Noninterest expense	1,391	1,388	1,465	1,397	1,409
Provision for credit losses	120	90	119	101	97
Net income available to common shareholders	512	505	451	448	457
Earnings per average common diluted share	1.06	1.03	0.91	0.90	0.91

Balance Sheet (Dollars in billions)
Average LHFI	$144.7	$144.4	$143.7	$142.6	$142.3
Average consumer and commercial deposits	159.4	159.1	158.9	158.0	155.3

Capital
Capital ratios at period end [1] :
Tier 1 capital (transitional)	10.74%	10.81%	10.40%	10.28%	10.50%
Common Equity Tier 1 ("CET1") (transitional)	9.62	9.68	9.69	9.59	9.78
Common Equity Tier 1 ("CET1") (fully phased-in) [2]	9.48	9.53	9.54	9.43	9.66
Total average shareholders’ equity to total average assets	11.94	11.80	11.59	11.84	12.12

Asset Quality
Net charge-offs to total average LHFI (annualized)	0.21%	0.20%	0.32%	0.38%	0.35%
ALLL to period-end LHFI [3]	1.23	1.20	1.20	1.19	1.23
NPLs to period-end LHFI	0.48	0.52	0.55	0.59	0.67
1 Current period Tier 1 capital and CET1 ratios are estimated as of the date of this news release.
2 See Appendix A on pages 22 and 23 for non-U.S. GAAP reconciliations and additional information.
3 LHFI measured at fair value were excluded from period-end LHFI in the calculation as no allowance is recorded for loans measured at fair value.

Consolidated Financial Performance Details
(Commentary is on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.3 billion for the current quarter, an increase of $47 million compared to the prior quarter. Net interest income increased $28 million sequentially due to a higher net interest margin, one additional day in the third quarter, and growth in average earning assets. Noninterest income increased $19 million sequentially, driven primarily by higher capital markets and mortgage-related income, offset partially by lower client transaction-related fees and commercial real estate related income. Compared to the third quarter of 2016, total revenue increased $82 million, or 4%, driven by a $125 million increase in net interest income, which was partially offset by a $43 million decrease in total noninterest income due to lower mortgage-related income.
Net Interest Income
Net interest income was $1.5 billion for the current quarter, an increase of $28 million compared to the prior quarter due primarily to higher earning asset yields, one additional day in the third quarter, and growth in average earning assets. Compared to the prior year, the $125 million increase was driven primarily by higher earning asset yields and growth in average earning assets.

Net interest margin for the current quarter was 3.15%, compared to 3.14% in the prior quarter and 2.96% in the third quarter of 2016. The 19 basis point increase relative to the prior year was driven primarily by higher earning asset yields arising from higher benchmark interest rates, lower premium amortization in the securities portfolio, and continued positive mix shift in the LHFI portfolio, partially offset by higher rates paid on interest-bearing liabilities.
For the nine months ended September 30, 2017, net interest income was $4.3 billion, a $324 million increase compared to the first nine months of 2016. The net interest margin was 3.13% for the first nine months of 2017, a 14 basis point increase compared to the same period in 2016. The increases in both net interest income and net interest margin were driven by the same factors that impacted the prior year comparison discussed above.
Noninterest Income
Noninterest income was $846 million for the current quarter, compared to $827 million for the prior quarter and $889 million for the third quarter of 2016. The $19 million sequential increase was due primarily to higher capital markets and mortgage-related income, offset partially by lower client transaction-related fees and commercial real estate related income. Compared to the third quarter of 2016, noninterest income decreased $43 million driven by reduced mortgage-related income, partially offset by higher investment banking income.
Investment banking income was $166 million for the current quarter, compared to $147 million in both the prior quarter and prior year. The $19 million increase compared to both periods was due to strong deal flow activity across most product categories, particularly equity offerings, M&A advisory, and syndicated finance.
Trading income was $51 million for the current quarter, compared to $46 million in the prior quarter and $65 million in the third quarter of 2016. The sequential increase was due to higher client-related interest rate hedging activity during the current quarter. The decrease compared to the third quarter of 2016 was driven by lower client trading activity and higher counterparty credit valuation reserves during the current quarter.
Mortgage production income for the current quarter was $61 million, compared to $56 million for the prior quarter and $118 million for the third quarter of 2016. The $5 million sequential increase was due to higher gain-on-sale margins. The $57 million decrease from the third quarter of 2016 was due to less refinancing activity and lower gain-on-sale margins. Mortgage application volume decreased 7% sequentially and 35% compared to the third quarter of 2016. Closed loan volume decreased 4% sequentially and 27% compared to the third quarter of 2016.
Mortgage servicing income was $46 million for the current quarter, compared to $44 million in the prior quarter and $49 million in the third quarter of 2016. The $2 million sequential increase was due to higher net hedge performance, offset partially by higher servicing asset decay. The $3 million decrease compared to the third quarter of 2016 was due to lower net hedge performance and higher servicing asset decay in the current quarter, offset partially by higher servicing fees. At September 30, 2017 and 2016, the servicing portfolio totaled $165.3 billion and $154.0 billion, respectively, and was $165.6 billion at June 30, 2017.
Retail investment services income was $69 million for the current quarter, compared to $70 million in the prior quarter and $71 million in the third quarter of 2016. The decrease compared to both prior periods was due primarily to reduced client transaction activity, partially offset by higher assets under management.
Trust and investment management income was $79 million for the current quarter, compared to $76 million for the prior quarter and $80 million for the third quarter of 2016. The $3 million sequential increase was primarily related to seasonally higher trust fees in the current quarter.
Client transaction-related fees (namely service charges on deposits, other charges and fees, and card fees) decreased $9 million sequentially due largely to higher bridge and commitment fees recognized in the prior quarter. Compared to the third quarter of 2016, client transaction-related fees decreased $6 million due to the impact of the enhanced posting order process instituted during the fourth quarter of 2016.

Commercial real estate related income was $17 million for the current quarter, compared to $24 million for the prior quarter and $8 million for the third quarter of 2016. The $7 million sequential decrease was due to lower production volume from Pillar & Cohen Financial ("Pillar") and lower structured real estate-related income. The $9 million increase compared to the third quarter of 2016 was attributable to revenue from Pillar, which the Company acquired in December 2016.
Other noninterest income was $25 million for the current quarter, compared to $22 million in the prior quarter and $13 million in the third quarter of 2016. The $3 million sequential increase was due primarily to investment income recognized in the current quarter. The $12 million increase compared to the prior year was due primarily to certain asset-related impairment charges recognized in the prior year.
For the nine months ended September 30, 2017, noninterest income was $2.5 billion, a decrease of $49 million compared to the first nine months of 2016 as higher capital markets and commercial real estate related income were offset by lower mortgage-related income and other noninterest income as well as reduced service charges on deposit accounts.
Noninterest Expense
Noninterest expense was $1.4 billion in the current quarter, representing a sequential increase of $3 million and a decrease of $18 million compared to the third quarter of 2016. The sequential increase was driven primarily by higher severance costs, software writedowns, and personnel costs, offset by the favorable resolution of several legal matters during the current quarter. The decrease relative to the prior year was driven primarily by aforementioned legal accrual reversals and reduced outside processing and software costs, offset partially by higher employee compensation costs and higher other noninterest expense (which was driven by elevated severance costs and software writedowns).
Employee compensation and benefits expense was $806 million in the current quarter, compared to $796 million in the prior quarter and $773 million in the third quarter of 2016. The sequential increase of $10 million was due to higher incentive compensation related to improved business performance, offset partially by a decline in FICA taxes and 401(k) costs. The $33 million increase compared to the third quarter of 2016 was due primarily to incremental compensation costs associated with improved business performance and the acquisition of Pillar.
Operating (gains)/losses were ($34) million in the current quarter, compared to $19 million in the prior quarter and $35 million in the third quarter of 2016. The decrease relative to both periods was driven by the favorable resolution of several legal matters, which aggregated to $58 million, during the current quarter.
Outside processing and software expense was $203 million in the current quarter, compared to $204 million in the prior quarter and $225 million in the third quarter of 2016. The decrease compared to the third quarter of 2016 was driven primarily by lower transaction volume, efficiencies generated with third party providers, and insourcing of certain activities, partially offset by higher software related investments.
Marketing and customer development expense was $45 million in the current quarter, compared to $42 million in the prior quarter and $38 million in the third quarter of 2016. The increase relative to both prior periods was driven by normal variability in advertising and client development costs.
Amortization expense increased $7 million sequentially, primarily due to an increase in amortizable community development investments. These investments generate tax credits which reduce the provision for income taxes over time.
Other noninterest expense was $168 million in the current quarter, compared to $126 million in the prior quarter and $140 million in the third quarter of 2016. The increase compared to both prior periods was due primarily to higher severance costs and software writedowns recognized in the current quarter (both of which are associated with ongoing efficiency initiatives).

For the nine months ended September 30, 2017, noninterest expense was $4.2 billion compared to $4.1 billion for the first nine months of 2016. The $171 million increase was driven largely by higher employee compensation expense (primarily related to higher revenue and the acquisition of Pillar), net occupancy costs (in part due to the reduction of amortized gains), other noninterest expense (related to higher severance costs and the aforementioned software writedowns in the current quarter), and higher FDIC premiums. These increases were offset partially by the aforementioned favorable resolution of several legal matters and lower outside processing costs.
Income Taxes
For the current quarter, the Company recorded an income tax provision of $225 million, compared to $222 million for the prior quarter and $215 million for the third quarter of 2016. The effective tax rate for the current quarter was 29%, compared to 30% in the prior quarter and 31% in the third quarter of 2016.

Balance Sheet
At September 30, 2017, the Company had total assets of $208.3 billion and total shareholders’ equity of $24.5 billion, representing 12% of total assets. Book value per common share was $47.16 and tangible book value per common share was $34.34, up 1% and 2%, respectively, compared to June 30, 2017, driven primarily by growth in retained earnings.
Loans
Average performing LHFI were $144.0 billion for the current quarter, relatively stable compared to the prior quarter and a 2% increase over the third quarter of 2016. The year-over-year growth was driven primarily by increases in consumer lending, offset partially by declines in home equity products and C&I loans.
Deposits
Average consumer and commercial deposits for the current quarter were $159.4 billion, a modest increase over the prior quarter and a 3% increase over the third quarter of 2016. The sequential growth was due largely to a 10% increase in time deposits, offset partially by declines in both money market and savings account balances. The year-over-year growth was driven primarily by increases in NOW and time deposit account balances.
Capital and Liquidity
The Company’s estimated capital ratios were well above current regulatory requirements with the Common Equity Tier 1 ratio estimated to be 9.6% at September 30, 2017, and 9.5% on a fully phased-in basis. The ratios of average total equity to average total assets and tangible common equity to tangible assets were 11.9% and 8.1%, respectively, at September 30, 2017. The Company continues to have substantial available liquidity in the form of cash, high-quality government-backed or government-sponsored securities, and other available contingency funding sources.
The Company declared a common stock dividend of $0.40 per common share in the third quarter of 2017, a 54% increase from the prior quarter. Additionally, the Company repurchased $330 million of its outstanding common stock in the third quarter of 2017, and the Company expects to repurchase approximately $1 billion of additional common stock over the next three quarters in accordance with its 2017 Capital Plan.

Asset Quality
Total nonperforming assets ("NPAs") were $792 million at September 30, 2017, down $29 million compared to the prior quarter and $227 million compared to the third quarter of 2016. The decrease in NPAs compared to both the prior quarter and the prior year was primarily driven by continued improvements in the energy and residential portfolios. The ratio of NPLs to period-end LHFI was 0.48%, 0.52%, and 0.67% at September 30, 2017, June 30, 2017, and September 30, 2016, respectively.
Net charge-offs were $78 million during the current quarter, an increase of $8 million compared to the prior quarter and a decrease of $48 million compared to the third quarter of 2016. The modest sequential increase was driven by higher net charge-offs associated with CRE and consumer indirect, while the year-over-year decrease was driven by overall asset quality improvements as well as lower energy-related net charge-offs. The ratio of annualized net charge-offs to total average LHFI was 0.21% during the current quarter, compared to 0.20% during the prior quarter and 0.35% during the third quarter of 2016. The provision for credit losses was $120 million in the current quarter, an increase of $30 million compared to the prior quarter and $23 million compared to the third quarter of 2016, in response to anticipated losses from the recent hurricanes.
At September 30, 2017, the ALLL was $1.8 billion, which represented 1.23% of period-end loans, a 3 basis point increase relative to June 30, 2017.
Early stage delinquencies increased 5 basis points from the prior quarter to 0.71% at September 30, 2017. Excluding government-guaranteed loans which account for 0.42%, early stage delinquencies were 0.29%, up 7 basis points compared to the prior quarter and up 4 basis points from a year ago, primarily resulting from impacts associated with the recent hurricanes.

OTHER INFORMATION

About SunTrust Banks, Inc.
SunTrust Banks, Inc. is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of September 30, 2017, SunTrust had total assets of $208 billion and total deposits of $163 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Join the movement at onUp.com.
Business Segment Results
The Company has included its business segment financial tables as part of this release. Revenue and income amounts labeled "FTE" in the business segment tables are reported on a fully taxable-equivalent basis. In the second quarter of 2017, the Company realigned its business segment structure from three segments to two segments in conjunction with the Company-wide organizational changes that were announced during the first quarter of 2017. Specifically, the Company retained the previous composition of the Wholesale Banking segment and changed the basis of presentation of the Consumer Banking and Private Wealth Management segment and Mortgage Banking segment such that those segments were combined into a single Consumer segment. In conjunction with this business segment structure realignment, the Company made certain adjustments to its internal funds transfer pricing methodology. Information for periods prior to the second quarter of 2017 was revised to conform to the new business segment structure and the updated internal funds transfer pricing methodology.
For the business segments, net interest income is computed using matched-maturity funds transfer pricing and noninterest income includes federal and state tax credits that are grossed-up on a pre-tax equivalent basis. Further, provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision/(benefit) attributable to each segment's quarterly change in the allowance for loan and lease losses ("ALLL") and unfunded commitments reserve balances. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and certain matched-maturity funds transfer pricing credits and charges. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming Form 10-Q. Detailed financial tables and other information are also available at investors.suntrust.com. This information is also included in a current report on Form 8-K furnished with the SEC today.
Conference Call
SunTrust management will host a conference call on October 20, 2017, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-877-209-9920 (Passcode: SunTrust). Individuals calling from outside the United States should dial 1-612-332-1210 (Passcode: SunTrust). A replay of the call will be available approximately one hour after the call ends on October 20, 2017, and will remain available until November 20, 2017, by dialing 1-800-475-6701 (domestic) or 1-320-365-3844 (international) (Passcode: 430305). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at investors.suntrust.com. Beginning the afternoon of October 20, 2017, listeners may access an archived version of the webcast in the “Events & Presentations” section of the investor relations website. This webcast will be archived and available for one year.

Non-GAAP Financial Measures
This news release includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided in the appendix to this news release beginning at page 22.
In this news release, consistent with Securities and Exchange Commission Industry Guide 3, the Company presents total revenue, net interest income, net interest margin, and efficiency ratios on a fully taxable equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.
The Company presents the following additional non-GAAP measures because many investors find them useful. Specifically:

•
The Company presents certain capital information on a tangible basis, including tangible equity, tangible common equity, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, tangible book value per share, and the return on tangible common shareholders’ equity, which removes the after-tax impact of purchase accounting intangible assets from shareholders' equity and removes related intangible asset amortization from net income available to common shareholders. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity and amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital position and return on average tangible common shareholders' equity to other companies in the industry who present similar measures. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. These measures are utilized by management to assess the capital adequacy and profitability of the Company.

•
Similarly, the Company presents an efficiency ratio-FTE and a tangible efficiency ratio-FTE. The efficiency ratio is computed by dividing noninterest expense by total revenue. Efficiency ratio-FTE is computed by dividing noninterest expense by total revenue-FTE. The tangible efficiency ratio-FTE excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

•
The Company presents the Basel III Common Equity Tier 1 (CET1) ratio, on a fully phased-in basis. The fully phased-in ratio considers a 250% risk-weighting for MSRs and deduction from capital of certain carryforward DTAs, the overfunded pension asset, and other intangible assets. The Company believes this measure is useful to investors who wish to understand the Company's current compliance with future regulatory requirements.

Important Cautionary Statement About Forward-Looking Statements
This news release contains forward-looking statements. Statements regarding potential future share repurchases and the provision for income taxes are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “opportunity,” “focus,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. Future dividends, and the amount of any such dividend, must be declared by our board of directors in the future in their discretion. Also, future share repurchases and the timing of any such repurchase are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	Three Months Ended September 30%			Nine Months Ended September 30%
	2017	2016	Change	2017	2016	Change
EARNINGS & DIVIDENDS
Net income	$538	$474	14%	$1,533	$1,413	8%
Net income available to common shareholders	512	457	12	1,468	1,363	8
Total revenue	2,276	2,197	4	6,719	6,446	4
Total revenue-FTE [1]	2,313	2,231	4	6,826	6,551	4
Net income per average common share:
Diluted	$1.06	$0.91	16%	$3.00	$2.70	11%
Basic	1.07	0.92	16	3.04	2.72	12
Dividends paid per common share	0.40	0.26	54	0.92	0.74	24
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$205,738	$201,476	2%	$204,833	$197,613	4%
Earning assets	184,861	180,523	2	184,180	177,600	4
Loans held for investment ("LHFI")	144,706	142,257	2	144,276	140,628	3
Intangible assets including mortgage servicing rights ("MSRs")	8,009	7,415	8	8,019	7,509	7
MSRs	1,589	1,065	49	1,599	1,157	38
Consumer and commercial deposits	159,419	155,313	3	159,145	152,911	4
Total shareholders’ equity	24,573	24,410	1	24,131	24,076	—
Preferred stock	1,975	1,225	61	1,643	1,225	34
Period End Balances:
Total assets				$208,252	$205,091	2%
Earning assets				185,071	181,341	2
LHFI				144,264	141,532	2
Allowance for loan and lease losses ("ALLL")				1,772	1,743	2
Consumer and commercial deposits				161,778	157,592	3
Total shareholders’ equity				24,522	24,449	—
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.04%	0.94%	11%	1.00%	0.96%	4%
Return on average common shareholders’ equity	9.03	7.89	14	8.77	8.01	9
Return on average tangible common shareholders' equity [1]	12.45	10.73	16	12.09	10.96	10
Net interest margin	3.07	2.88	7	3.05	2.92	4
Net interest margin-FTE [1]	3.15	2.96	6	3.13	2.99	5
Efficiency ratio	61.12	64.13	(5)	63.16	63.17	—
Efficiency ratio-FTE [1]	60.14	63.14	(5)	62.17	62.16	—
Tangible efficiency ratio-FTE [1]	59.21	62.54	(5)	61.44	61.63	—
Effective tax rate	29	31	(6)	28	30	(7)
Basel III capital ratios at period end (transitional) [2]:
Common Equity Tier 1 ("CET1")				9.62%	9.78%	(2)%
Tier 1 capital				10.74	10.50	2
Total capital				12.69	12.57	1
Leverage				9.50	9.28	2
Basel III fully phased-in CET1 ratio [1,2]				9.48	9.66	(2)
Total average shareholders’ equity to total average assets	11.94%	12.12%	(1)%	11.78	12.18	(3)
Tangible equity to tangible assets [1]				9.12	9.23	(1)
Tangible common equity to tangible assets [1]				8.10	8.57	(5)
Book value per common share				$47.16	$46.63	1
Tangible book value per common share [1]				34.34	34.33	—
Market capitalization				28,451	21,722	31
Average common shares outstanding:
Diluted	483,640	500,885	(3)	489,176	505,619	(3)
Basic	478,258	496,304	(4)	483,711	501,036	(3)
Full-time equivalent employees				24,215	23,854	2
Number of ATMs				2,108	2,163	(3)
Full service banking offices				1,275	1,369	(7)

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]	Current period capital ratios are estimated as of the earnings release date.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS

	Three Months Ended
	September 30	June 30	March 31	December 31	September 30
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2017	2017	2017	2016	2016
EARNINGS & DIVIDENDS
Net income	$538	$528	$468	$465	$474
Net income available to common shareholders	512	505	451	448	457
Total revenue	2,276	2,230	2,213	2,158	2,197
Total revenue-FTE [1]	2,313	2,266	2,247	2,192	2,231
Net income per average common share:
Diluted	$1.06	$1.03	$0.91	$0.90	$0.91
Basic	1.07	1.05	0.92	0.91	0.92
Dividends paid per common share	0.40	0.26	0.26	0.26	0.26
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$205,738	$204,494	$204,252	$203,146	$201,476
Earning assets	184,861	184,057	183,606	182,475	180,523
LHFI	144,706	144,440	143,670	142,578	142,257
Intangible assets including MSRs	8,009	8,024	8,026	7,654	7,415
MSRs	1,589	1,603	1,604	1,291	1,065
Consumer and commercial deposits	159,419	159,136	158,874	157,996	155,313
Total shareholders’ equity	24,573	24,139	23,671	24,044	24,410
Preferred stock	1,975	1,720	1,225	1,225	1,225
Period End Balances:
Total assets	$208,252	$207,223	$205,642	$204,875	$205,091
Earning assets	185,071	184,518	183,279	184,610	181,341
LHFI	144,264	144,268	143,529	143,298	141,532
ALLL	1,772	1,731	1,714	1,709	1,743
Consumer and commercial deposits	161,778	158,319	161,531	158,864	157,592
Total shareholders’ equity	24,522	24,477	23,484	23,618	24,449
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.04%	1.03%	0.93%	0.91%	0.94%
Return on average common shareholders’ equity	9.03	9.08	8.19	7.85	7.89
Return on average tangible common shareholders' equity [1]	12.45	12.51	11.28	10.76	10.73
Net interest margin	3.07	3.06	3.02	2.93	2.88
Net interest margin-FTE [1]	3.15	3.14	3.09	3.00	2.96
Efficiency ratio	61.12	62.24	66.20	64.74	64.13
Efficiency ratio-FTE [1]	60.14	61.24	65.19	63.73	63.14
Tangible efficiency ratio-FTE [1]	59.21	60.59	64.60	63.08	62.54
Effective tax rate	29	30	25	29	31
Basel III capital ratios at period end (transitional) [2]:
CET1	9.62%	9.68%	9.69%	9.59%	9.78%
Tier 1 capital	10.74	10.81	10.40	10.28	10.50
Total capital	12.69	12.75	12.37	12.26	12.57
Leverage	9.50	9.55	9.08	9.22	9.28
Basel III fully phased-in CET1 ratio [1,2]	9.48	9.53	9.54	9.43	9.66
Total average shareholders’ equity to total average assets	11.94	11.80	11.59	11.84	12.12
Tangible equity to tangible assets [1]	9.12	9.15	8.72	8.82	9.23
Tangible common equity to tangible assets [1]	8.10	8.11	8.06	8.15	8.57
Book value per common share	$47.16	$46.51	$45.62	$45.38	$46.63
Tangible book value per common share [1]	34.34	33.83	33.05	32.95	34.33
Market capitalization	28,451	27,319	26,860	26,942	21,722
Average common shares outstanding:
Diluted	483,640	488,020	496,002	497,055	500,885
Basic	478,258	482,913	490,091	491,497	496,304
Full-time equivalent employees	24,215	24,278	24,215	24,375	23,854
Number of ATMs	2,108	2,104	2,132	2,165	2,163
Full service banking offices	1,275	1,281	1,316	1,367	1,369

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]	Current period capital ratios are estimated as of the earnings release date.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Increase/(Decrease)		Nine Months Ended		Increase/(Decrease)
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	September 30				September 30
	2017	2016	Amount	% [3]	2017	2016	Amount	%
Interest income	$1,635	$1,451	$184	13%	$4,747	$4,285	$462	11%
Interest expense	205	143	62	43	548	408	140	34
NET INTEREST INCOME	1,430	1,308	122	9	4,199	3,877	322	8
Provision for credit losses	120	97	23	24	330	343	(13)	(4)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,310	1,211	99	8	3,869	3,534	335	9
NONINTEREST INCOME
Service charges on deposit accounts	154	162	(8)	(5)	453	477	(24)	(5)
Other charges and fees	92	93	(1)	(1)	291	290	1	—
Card fees	86	83	3	4	255	243	12	5
Investment banking income	166	147	19	13	480	372	108	29
Trading income	51	65	(14)	(22)	148	154	(6)	(4)
Trust and investment management income	79	80	(1)	(1)	229	230	(1)	—
Retail investment services	69	71	(2)	(3)	208	212	(4)	(2)
Mortgage production related income	61	118	(57)	(48)	170	288	(118)	(41)
Mortgage servicing related income	46	49	(3)	(6)	148	164	(16)	(10)
Commercial real estate related income [1]	17	8	9	NM	61	36	25	69
Net securities gains	—	—	—	—	1	4	(3)	(75)
Other noninterest income [1]	25	13	12	92	76	99	(23)	(23)
Total noninterest income	846	889	(43)	(5)	2,520	2,569	(49)	(2)
NONINTEREST EXPENSE
Employee compensation and benefits	806	773	33	4	2,454	2,309	145	6
Outside processing and software	203	225	(22)	(10)	612	626	(14)	(2)
Net occupancy expense	94	93	1	1	280	256	24	9
Equipment expense	40	44	(4)	(9)	123	126	(3)	(2)
Regulatory assessments	47	47	—	—	143	127	16	13
Marketing and customer development	45	38	7	18	129	120	9	8
Operating (gains)/losses	(34)	35	(69)	NM	17	85	(68)	(80)
Amortization	22	14	8	57	49	35	14	40
Other noninterest expense	168	140	28	20	436	388	48	12
Total noninterest expense	1,391	1,409	(18)	(1)	4,243	4,072	171	4
INCOME BEFORE PROVISION FOR INCOME TAXES	765	691	74	11	2,146	2,031	115	6
Provision for income taxes	225	215	10	5	606	611	(5)	(1)
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	540	476	64	13	1,540	1,420	120	8
Net income attributable to noncontrolling interest	2	2	—	—	7	7	—	—
NET INCOME	$538	$474	$64	14%	$1,533	$1,413	$120	8%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$512	$457	$55	12%	$1,468	$1,363	$105	8%
Net interest income-FTE [2]	1,467	1,342	125	9	4,306	3,982	324	8
Total revenue	2,276	2,197	79	4	6,719	6,446	273	4
Total revenue-FTE [2]	2,313	2,231	82	4	6,826	6,551	275	4
Net income per average common share:
Diluted	1.06	0.91	0.15	16	3.00	2.70	0.30	11
Basic	1.07	0.92	0.15	16	3.04	2.72	0.32	12
Cash dividends paid per common share	0.40	0.26	0.14	54	0.92	0.74	0.18	24
Average common shares outstanding:
Diluted	483,640	500,885	(17,245)	(3)	489,176	505,619	(16,443)	(3)
Basic	478,258	496,304	(18,046)	(4)	483,711	501,036	(17,325)	(3)

1 Beginning January 1, 2017, the Company began presenting income related to the Company's Pillar & Cohen Financial, Community Capital, and Structured Real Estate businesses as a separate line item on the Consolidated Statements of Income titled Commercial real estate related income. For periods prior to January 1, 2017, these amounts were previously presented in Other noninterest income and have been reclassified to Commercial real estate related income for comparability.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended				Three Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	September 30	June 30	Increase/(Decrease)		March 31	December 31	September 30
	2017	2017	Amount	% [3]	2017	2016	2016
Interest income	$1,635	$1,583	$52	3%	$1,528	$1,492	$1,451
Interest expense	205	180	25	14	162	149	143
NET INTEREST INCOME	1,430	1,403	27	2	1,366	1,343	1,308
Provision for credit losses	120	90	30	33	119	101	97
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,310	1,313	(3)	—	1,247	1,242	1,211
NONINTEREST INCOME
Service charges on deposit accounts	154	151	3	2	148	154	162
Other charges and fees	92	103	(11)	(11)	95	90	93
Card fees	86	87	(1)	(1)	82	84	83
Investment banking income	166	147	19	13	167	122	147
Trading income	51	46	5	11	51	58	65
Trust and investment management income	79	76	3	4	75	73	80
Retail investment services	69	70	(1)	(1)	68	69	71
Mortgage production related income	61	56	5	9	53	78	118
Mortgage servicing related income	46	44	2	5	58	25	49
Commercial real estate related income [1]	17	24	(7)	(29)	20	33	8
Net securities gains	—	1	(1)	(100)	—	—	—
Other noninterest income [1]	25	22	3	14	30	29	13
Total noninterest income	846	827	19	2	847	815	889
NONINTEREST EXPENSE
Employee compensation and benefits	806	796	10	1	852	762	773
Outside processing and software	203	204	(1)	—	205	209	225
Net occupancy expense	94	94	—	—	92	94	93
Equipment expense	40	43	(3)	(7)	39	43	44
Regulatory assessments	47	49	(2)	(4)	48	46	47
Marketing and customer development	45	42	3	7	42	52	38
Operating (gains)/losses	(34)	19	(53)	NM	32	23	35
Amortization	22	15	7	47	13	14	14
Other noninterest expense	168	126	42	33	142	154	140
Total noninterest expense	1,391	1,388	3	—	1,465	1,397	1,409
INCOME BEFORE PROVISION FOR INCOME TAXES	765	752	13	2	629	660	691
Provision for income taxes	225	222	3	1	159	193	215
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	540	530	10	2	470	467	476
Net income attributable to noncontrolling interest	2	2	—	—	2	2	2
NET INCOME	$538	$528	$10	2%	$468	$465	$474
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$512	$505	$7	1%	$451	$448	$457
Net interest income-FTE [2]	1,467	1,439	28	2	1,400	1,377	1,342
Total revenue	2,276	2,230	46	2	2,213	2,158	2,197
Total revenue-FTE [2]	2,313	2,266	47	2	2,247	2,192	2,231
Net income per average common share:
Diluted	1.06	1.03	0.03	3	0.91	0.90	0.91
Basic	1.07	1.05	0.02	2	0.92	0.91	0.92
Cash dividends paid per common share	0.40	0.26	0.14	54	0.26	0.26	0.26
Average common shares outstanding:
Diluted	483,640	488,020	(4,380)	(1)	496,002	497,055	500,885
Basic	478,258	482,913	(4,655)	(1)	490,091	491,497	496,304

1 Beginning January 1, 2017, the Company began presenting income related to the Company's Pillar & Cohen Financial, Community Capital, and Structured Real Estate businesses as a separate line item on the Consolidated Statements of Income titled Commercial real estate related income. For periods prior to January 1, 2017, these amounts were previously presented in Other noninterest income and have been reclassified to Commercial real estate related income for comparability.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	September 30		(Decrease)/Increase
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2017	2016	Amount	% [2]
ASSETS
Cash and due from banks	$7,071	$8,019	($948)	(12)%
Federal funds sold and securities borrowed or purchased under agreements to resell	1,182	1,697	(515)	(30)
Interest-bearing deposits in other banks	25	24	1	4
Trading assets and derivative instruments	6,318	7,044	(726)	(10)
Securities available for sale	31,444	29,672	1,772	6
Loans held for sale ("LHFS")	2,835	3,772	(937)	(25)
Loans held for investment ("LHFI"):
Commercial and industrial ("C&I")	67,758	68,298	(540)	(1)
Commercial real estate ("CRE")	5,238	5,056	182	4
Commercial construction	3,964	3,875	89	2
Residential mortgages - guaranteed	497	521	(24)	(5)
Residential mortgages - nonguaranteed	27,041	26,306	735	3
Residential home equity products	10,865	12,178	(1,313)	(11)
Residential construction	327	393	(66)	(17)
Consumer student - guaranteed	6,559	5,844	715	12
Consumer other direct	8,597	7,358	1,239	17
Consumer indirect	11,952	10,434	1,518	15
Consumer credit cards	1,466	1,269	197	16
Total LHFI	144,264	141,532	2,732	2
Allowance for loan and lease losses ("ALLL")	(1,772)	(1,743)	29	2
Net LHFI	142,492	139,789	2,703	2
Goodwill	6,338	6,337	1	—
MSRs	1,628	1,119	509	45
Other assets	8,919	7,618	1,301	17
Total assets [1]	$208,252	$205,091	$3,161	2%
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$43,984	$43,835	$149	—%
Interest-bearing consumer and commercial deposits:
NOW accounts	47,213	43,093	4,120	10
Money market accounts	52,487	54,763	(2,276)	(4)
Savings	6,505	6,256	249	4
Consumer time	5,735	5,659	76	1
Other time	5,854	3,986	1,868	47
Total consumer and commercial deposits	161,778	157,592	4,186	3
Brokered time deposits	959	950	9	1
Foreign deposits	—	300	(300)	(100)
Total deposits	162,737	158,842	3,895	2
Funds purchased	3,118	2,226	892	40
Securities sold under agreements to repurchase	1,422	1,724	(302)	(18)
Other short-term borrowings	909	949	(40)	(4)
Long-term debt	11,280	11,866	(586)	(5)
Trading liabilities and derivative instruments	1,284	1,484	(200)	(13)
Other liabilities	2,980	3,551	(571)	(16)
Total liabilities	183,730	180,642	3,088	2
SHAREHOLDERS' EQUITY
Preferred stock, no par value	1,975	1,225	750	61
Common stock, $1.00 par value	550	550	—	—
Additional paid-in capital	8,985	9,009	(24)	—
Retained earnings	17,021	15,681	1,340	9
Treasury stock, at cost, and other	(3,274)	(2,131)	1,143	54
Accumulated other comprehensive (loss)/income, net of tax	(735)	115	(850)	NM
Total shareholders' equity	24,522	24,449	73	—
Total liabilities and shareholders' equity	$208,252	$205,091	$3,161	2%

Common shares outstanding	476,001	495,936	(19,935)	(4)%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	20	12	8	67
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	74,053	53,985	20,068	37
1 Includes earning assets of $185,071 and $181,341 at September 30, 2017 and 2016, respectively.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	September 30	June 30	Increase/(Decrease)		March 31	December 31	September 30
	2017	2017	Amount	%	2017	2016	2016
ASSETS
Cash and due from banks	$7,071	$6,968	$103	1%	$6,957	$5,091	$8,019
Federal funds sold and securities borrowed or purchased under agreements to resell	1,182	1,249	(67)	(5)	1,292	1,307	1,697
Interest-bearing deposits in other banks	25	24	1	4	25	25	24
Trading assets and derivative instruments	6,318	5,847	471	8	6,007	6,067	7,044
Securities available for sale	31,444	31,142	302	1	31,127	30,672	29,672
LHFS	2,835	2,826	9	—	2,109	4,169	3,772
LHFI:
C&I	67,758	68,511	(753)	(1)	68,971	69,213	68,298
CRE	5,238	5,250	(12)	—	5,067	4,996	5,056
Commercial construction	3,964	4,019	(55)	(1)	4,215	4,015	3,875
Residential mortgages - guaranteed	497	501	(4)	(1)	549	537	521
Residential mortgages - nonguaranteed	27,041	26,594	447	2	26,110	26,137	26,306
Residential home equity products	10,865	11,173	(308)	(3)	11,511	11,912	12,178
Residential construction	327	364	(37)	(10)	380	404	393
Consumer student - guaranteed	6,559	6,543	16	—	6,396	6,167	5,844
Consumer other direct	8,597	8,249	348	4	7,904	7,771	7,358
Consumer indirect	11,952	11,639	313	3	11,067	10,736	10,434
Consumer credit cards	1,466	1,425	41	3	1,359	1,410	1,269
Total LHFI	144,264	144,268	(4)	—	143,529	143,298	141,532
ALLL	(1,772)	(1,731)	41	2	(1,714)	(1,709)	(1,743)
Net LHFI	142,492	142,537	(45)	—	141,815	141,589	139,789
Goodwill	6,338	6,338	—	—	6,338	6,337	6,337
MSRs	1,628	1,608	20	1	1,645	1,572	1,119
Other assets	8,919	8,684	235	3	8,327	8,046	7,618
Total assets [1]	$208,252	$207,223	$1,029	—%	$205,642	$204,875	$205,091
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$43,984	$44,006	($22)	—%	$43,437	$43,431	$43,835
Interest-bearing consumer and commercial deposits:
NOW accounts	47,213	43,973	3,240	7	46,222	45,534	43,093
Money market accounts	52,487	53,000	(513)	(1)	55,261	54,166	54,763
Savings	6,505	6,599	(94)	(1)	6,668	6,266	6,256
Consumer time	5,735	5,610	125	2	5,495	5,534	5,659
Other time	5,854	5,131	723	14	4,448	3,933	3,986
Total consumer and commercial deposits	161,778	158,319	3,459	2	161,531	158,864	157,592
Brokered time deposits	959	944	15	2	917	924	950
Foreign deposits	—	610	(610)	(100)	405	610	300
Total deposits	162,737	159,873	2,864	2	162,853	160,398	158,842
Funds purchased	3,118	3,007	111	4	1,037	2,116	2,226
Securities sold under agreements to repurchase	1,422	1,503	(81)	(5)	1,704	1,633	1,724
Other short-term borrowings	909	2,640	(1,731)	(66)	1,955	1,015	949
Long-term debt	11,280	10,511	769	7	10,496	11,748	11,866
Trading liabilities and derivative instruments	1,284	1,090	194	18	1,225	1,351	1,484
Other liabilities	2,980	4,122	(1,142)	(28)	2,888	2,996	3,551
Total liabilities	183,730	182,746	984	1	182,158	181,257	180,642
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	1,975	1,975	—	—	1,225	1,225	1,225
Common stock, $1.00 par value	550	550	—	—	550	550	550
Additional paid-in capital	8,985	8,973	12	—	8,966	9,010	9,009
Retained earnings	17,021	16,701	320	2	16,322	16,000	15,681
Treasury stock, at cost, and other	(3,274)	(2,945)	329	11	(2,712)	(2,346)	(2,131)
Accumulated other comprehensive (loss)/income, net of tax	(735)	(777)	42	5	(867)	(821)	115
Total shareholders’ equity	24,522	24,477	45	—	23,484	23,618	24,449
Total liabilities and shareholders’ equity	$208,252	$207,223	$1,029	—%	$205,642	$204,875	$205,091

Common shares outstanding	476,001	481,644	(5,643)	(1)%	485,712	491,188	495,936
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	20	20	—	—	12	12	12
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	74,053	68,369	5,684	8	64,301	58,738	53,985
1 Includes earning assets of $185,071, $184,518, $183,279, $184,610, and $181,341 at September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016, and September 30, 2016, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID
	Three Months Ended						(Decrease)/Increase From
	September 30, 2017			June 30, 2017			Sequential Quarter		Prior Year Quarter
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans held for investment ("LHFI"): [1]
Commercial and industrial ("C&I")	$68,277	$583	3.39%	$69,122	$574	3.33%	($845)	0.06	$35	0.26
Commercial real estate ("CRE")	5,227	47	3.57	5,157	44	3.38	70	0.19	(748)	0.65
Commercial construction	3,918	38	3.86	4,105	37	3.63	(187)	0.23	1,009	0.58
Residential mortgages - guaranteed	512	5	3.57	532	4	2.95	(20)	0.62	(28)	0.23
Residential mortgages - nonguaranteed	26,687	255	3.82	26,090	248	3.80	597	0.02	665	0.08
Residential home equity products	10,778	120	4.40	11,113	118	4.27	(335)	0.13	(1,297)	0.47
Residential construction	333	4	4.68	363	4	4.19	(30)	0.49	(46)	0.21
Consumer student - guaranteed	6,535	73	4.44	6,462	71	4.42	73	0.02	830	0.41
Consumer other direct	8,426	104	4.91	8,048	97	4.84	378	0.07	1,336	0.35
Consumer indirect	11,824	105	3.51	11,284	98	3.50	540	0.01	663	0.10
Consumer credit cards	1,450	37	10.32	1,391	35	9.96	59	0.36	226	0.20
Nonaccrual	739	11	5.90	773	8	4.37	(34)	1.53	(196)	4.20
Total LHFI	144,706	1,382	3.79	144,440	1,338	3.72	266	0.07	2,449	0.31
Securities available for sale:
Taxable	30,669	191	2.49	30,654	189	2.47	15	0.02	2,209	0.28
Tax-exempt	504	4	2.99	348	3	3.04	156	(0.05)	323	(0.42)
Total securities available for sale	31,173	195	2.50	31,002	192	2.47	171	0.03	2,532	0.28
Federal funds sold and securities borrowed or purchased under agreements to resell	1,189	3	0.89	1,237	2	0.68	(48)	0.21	18	0.78
Loans held for sale ("LHFS")	2,477	24	3.89	2,222	21	3.86	255	0.03	(390)	0.42
Interest-bearing deposits in other banks	25	—	1.88	25	—	0.62	—	1.26	1	1.50
Interest earning trading assets	5,291	31	2.38	5,131	30	2.33	160	0.05	(272)	0.81
Total earning assets	184,861	1,635	3.51	184,057	1,583	3.45	804	0.06	4,338	0.31
Allowance for loan and lease losses ("ALLL")	(1,748)			(1,723)			25		(8)
Cash and due from banks	5,023			4,901			122		(419)
Other assets	16,501			16,248			253		1,679
Noninterest earning trading assets and derivative instruments	948			918			30		(590)
Unrealized gains on securities available for sale, net	153			93			60		(754)
Total assets	$205,738			$204,494			$1,294		$4,246
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$44,604	$37	0.33%	$44,437	$30	0.27%	$167	0.06	$3,444	0.19
Money market accounts	53,278	43	0.32	54,199	38	0.28	(921)	0.04	(1,222)	0.11
Savings	6,535	—	0.02	6,638	—	0.03	(103)	(0.01)	231	(0.01)
Consumer time	5,675	11	0.76	5,555	10	0.71	120	0.05	(51)	0.07
Other time	5,552	16	1.14	4,691	12	1.05	861	0.09	1,571	0.17
Total interest-bearing consumer and commercial deposits	115,644	107	0.37	115,520	90	0.31	124	0.06	3,973	0.14
Brokered time deposits	947	3	1.28	929	3	1.29	18	(0.01)	(12)	(0.03)
Foreign deposits	295	1	1.13	720	2	0.95	(425)	0.18	165	0.76
Total interest-bearing deposits	116,886	111	0.38	117,169	95	0.32	(283)	0.06	4,126	0.14
Funds purchased	1,689	5	1.15	1,155	3	0.96	534	0.19	905	0.79
Securities sold under agreements to repurchase	1,464	4	1.07	1,572	3	0.89	(108)	0.18	(227)	0.62
Interest-bearing trading liabilities	912	6	2.84	992	6	2.66	(80)	0.18	(18)	0.73
Other short-term borrowings	1,797	3	0.56	2,008	3	0.55	(211)	0.01	531	0.37
Long-term debt	11,204	76	2.70	10,518	70	2.66	686	0.04	(1,053)	0.49
Total interest-bearing liabilities	133,952	205	0.61	133,414	180	0.54	538	0.07	4,264	0.17
Noninterest-bearing deposits	43,775			43,616			159		133
Other liabilities	3,046			2,976			70		(310)
Noninterest-bearing trading liabilities and derivative instruments	392			349			43		12
Shareholders’ equity	24,573			24,139			434		163
Total liabilities and shareholders’ equity	$205,738			$204,494			$1,244		$4,262
Interest Rate Spread			2.90%			2.91%		(0.01)		0.14
Net Interest Income		$1,430			$1,403
Net Interest Income-FTE [2]		$1,467			$1,439
Net Interest Margin [3]			3.07%			3.06%		0.01		0.19
Net Interest Margin-FTE [2], [3]			3.15			3.14		0.01		0.19
1 Interest income includes loan fees of $45 million for both the three months ended September 30, 2017 and June 30, 2017.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the three months ended September 30, 2017 and June 30, 2017 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized net interest income by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Three Months Ended
	March 31, 2017			December 31, 2016			September 30, 2016
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$69,076	$554	3.25%	$68,407	$549	3.19%	$68,242	$536	3.13%
CRE	5,038	39	3.18	5,141	38	2.93	5,975	44	2.92
Commercial construction	4,076	34	3.39	3,852	31	3.22	2,909	24	3.28
Residential mortgages - guaranteed	567	4	3.07	542	4	2.57	540	5	3.34
Residential mortgages - nonguaranteed	25,918	247	3.80	26,065	244	3.75	26,022	243	3.74
Residential home equity products	11,466	116	4.10	11,809	116	3.91	12,075	119	3.93
Residential construction	385	4	4.04	382	4	4.24	379	4	4.47
Consumer student - guaranteed	6,278	65	4.20	5,990	62	4.12	5,705	58	4.03
Consumer other direct	7,819	97	5.02	7,556	88	4.64	7,090	81	4.56
Consumer indirect	10,847	92	3.43	10,633	92	3.44	11,161	96	3.41
Consumer credit cards	1,369	33	9.79	1,324	33	9.93	1,224	31	10.12
Nonaccrual	831	4	2.03	877	8	3.77	935	4	1.70
Total LHFI	143,670	1,289	3.64	142,578	1,269	3.54	142,257	1,245	3.48
Securities available for sale:
Taxable	30,590	185	2.42	29,314	166	2.27	28,460	157	2.21
Tax-exempt	286	2	3.04	273	2	3.08	181	2	3.41
Total securities available for sale	30,876	187	2.42	29,587	168	2.28	28,641	159	2.22
Federal funds sold and securities borrowed or purchased under agreements to resell	1,236	1	0.33	1,332	—	(0.03)	1,171	—	0.11
LHFS	2,611	24	3.71	3,570	30	3.42	2,867	25	3.47
Interest-bearing deposits in other banks	25	—	0.64	24	—	0.47	24	—	0.38
Interest earning trading assets	5,188	27	2.09	5,384	25	1.83	5,563	22	1.57
Total earning assets	183,606	1,528	3.38	182,475	1,492	3.25	180,523	1,451	3.20
ALLL	(1,700)			(1,724)			(1,756)
Cash and due from banks	5,556			5,405			5,442
Other assets	15,952			15,375			14,822
Noninterest earning trading assets and derivative instruments	888			1,103			1,538
Unrealized (losses)/gains on securities available for sale, net	(50)			512			907
Total assets	$204,252			$203,146			$201,476
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$44,745	$23	0.21%	$42,929	$17	0.16%	$41,160	$15	0.14%
Money market accounts	54,902	34	0.25	54,416	30	0.22	54,500	29	0.21
Savings	6,415	—	0.02	6,259	—	0.03	6,304	—	0.03
Consumer time	5,487	9	0.69	5,599	10	0.69	5,726	10	0.69
Other time	4,232	10	0.97	3,954	10	0.97	3,981	10	0.97
Total interest-bearing consumer and commercial deposits	115,781	76	0.27	113,157	67	0.23	111,671	64	0.23
Brokered time deposits	917	3	1.28	935	3	1.28	959	3	1.31
Foreign deposits	678	1	0.66	308	—	0.45	130	—	0.37
Total interest-bearing deposits	117,376	80	0.28	114,400	70	0.24	112,760	67	0.24
Funds purchased	872	1	0.65	1,008	1	0.43	784	1	0.36
Securities sold under agreements to repurchase	1,715	3	0.61	1,708	2	0.45	1,691	2	0.45
Interest-bearing trading liabilities	1,002	6	2.61	1,146	6	2.13	930	5	2.11
Other short-term borrowings	1,753	2	0.49	978	—	0.11	1,266	—	0.19
Long-term debt	11,563	70	2.45	11,632	70	2.37	12,257	68	2.21
Total interest-bearing liabilities	134,281	162	0.49	130,872	149	0.45	129,688	143	0.44
Noninterest-bearing deposits	43,093			44,839			43,642
Other liabilities	2,860			3,112			3,356
Noninterest-bearing trading liabilities and derivative instruments	347			279			380
Shareholders’ equity	23,671			24,044			24,410
Total liabilities and shareholders’ equity	$204,252			$203,146			$201,476
Interest Rate Spread			2.89%			2.80%			2.76%
Net Interest Income		$1,366			$1,343			$1,308
Net Interest Income-FTE [2]		$1,400			$1,377			$1,342
Net Interest Margin [3]			3.02%			2.93%			2.88%
Net Interest Margin-FTE [2,3]			3.09			3.00			2.96

[1]	Interest income includes loan fees of $45 million, $41 million, and $40 million for the three months ended March 31, 2017, December 31, 2016, and September 30, 2016, respectively.

[2]
See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for the three months ended March 31, 2017, December 31, 2016, and September 30, 2016 was attributed to C&I loans.

[3]	Net interest margin is calculated by dividing annualized net interest income by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Nine Months Ended
	September 30, 2017			September 30, 2016			Increase/(Decrease)
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$68,822	$1,711	3.32%	$68,405	$1,599	3.12%	$417	0.20
CRE	5,141	130	3.38	6,032	132	2.91	(891)	0.47
Commercial construction	4,032	109	3.63	2,578	63	3.27	1,454	0.36
Residential mortgages - guaranteed	537	13	3.19	587	16	3.72	(50)	(0.53)
Residential mortgages - nonguaranteed	26,234	749	3.81	25,383	720	3.78	851	0.03
Residential home equity products	11,117	354	4.26	12,461	368	3.94	(1,344)	0.32
Residential construction	360	12	4.29	374	12	4.44	(14)	(0.15)
Consumer student - guaranteed	6,426	209	4.36	5,404	162	4.00	1,022	0.36
Consumer other direct	8,100	298	4.92	6,641	225	4.53	1,459	0.39
Consumer indirect	11,322	295	3.48	10,739	273	3.39	583	0.09
Consumer credit cards	1,404	105	10.03	1,142	87	10.17	262	(0.14)
Nonaccrual	781	24	4.04	882	13	1.98	(101)	2.06
Total LHFI	144,276	4,009	3.72	140,628	3,670	3.49	3,648	0.23
Securities available for sale:
Taxable	30,638	564	2.45	27,847	479	2.29	2,791	0.16
Tax-exempt	380	9	3.01	161	4	3.54	219	(0.53)
Total securities available for sale	31,018	573	2.46	28,008	483	2.30	3,010	0.16
Federal funds sold and securities borrowed or purchased under agreements to resell	1,221	6	0.63	1,210	1	0.15	11	0.48
LHFS	2,436	70	3.82	2,235	62	3.69	201	0.13
Interest-bearing deposits in other banks	25	—	1.05	24	—	0.38	1	0.67
Interest earning trading assets	5,204	89	2.27	5,495	69	1.69	(291)	0.58
Total earning assets	184,180	4,747	3.45	177,600	4,285	3.22	6,580	0.23
ALLL	(1,724)			(1,754)			(30)
Cash and due from banks	5,158			4,863			295
Other assets	16,235			14,713			1,522
Noninterest earning trading assets and derivative instruments	918			1,484			(566)
Unrealized gains on securities available for sale, net	66			707			(641)
Total assets	$204,833			$197,613			$7,160
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$44,595	$90	0.27%	$40,285	$38	0.12%	$4,310	0.15
Money market accounts	54,120	114	0.28	53,586	77	0.19	534	0.09
Savings	6,530	1	0.02	6,294	1	0.03	236	(0.01)
Consumer time	5,573	30	0.72	5,937	33	0.75	(364)	(0.03)
Other time	4,830	38	1.06	3,892	30	1.01	938	0.05
Total interest-bearing consumer and commercial deposits	115,648	273	0.32	109,994	179	0.22	5,654	0.10
Brokered time deposits	931	9	1.28	924	9	1.34	7	(0.06)
Foreign deposits	563	4	0.86	60	—	0.36	503	0.50
Total interest-bearing deposits	117,142	286	0.33	110,978	188	0.23	6,164	0.10
Funds purchased	1,242	9	0.97	1,071	3	0.36	171	0.61
Securities sold under agreements to repurchase	1,583	10	0.85	1,742	6	0.41	(159)	0.44
Interest-bearing trading liabilities	968	20	2.70	984	17	2.36	(16)	0.34
Other short-term borrowings	1,852	7	0.54	1,611	3	0.25	241	0.29
Long-term debt	11,094	216	2.60	10,477	191	2.44	617	0.16
Total interest-bearing liabilities	133,881	548	0.55	126,863	408	0.43	7,018	0.12
Noninterest-bearing deposits	43,497			42,917			580
Other liabilities	2,961			3,299			(338)
Noninterest-bearing trading liabilities and derivative instruments	363			458			(95)
Shareholders’ equity	24,131			24,076			55
Total liabilities and shareholders’ equity	$204,833			$197,613			$7,220
Interest Rate Spread			2.90%			2.79%		0.11
Net Interest Income		$4,199			$3,877
Net Interest Income-FTE [2]		$4,306			$3,982
Net Interest Margin [3]			3.05%			2.92%		0.13
Net Interest Margin-FTE [2,3]			3.13			2.99		0.14

1 Interest income includes loan fees of $135 million and $124 million for the nine months ended September 30, 2017 and 2016, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the nine months ended September 30, 2017 and 2016 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized net interest income by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA
	Three Months Ended				Nine Months Ended
	September 30		(Decrease)/Increase		September 30		(Decrease)/Increase
(Dollars in millions) (Unaudited)	2017	2016	Amount	% [4]	2017	2016	Amount	% [4]
CREDIT DATA
Allowance for credit losses, beginning of period	$1,803	$1,840	($37)	(2)%	$1,776	$1,815	($39)	(2)%
Provision for unfunded commitments	1	2	(1)	(50)	6	5	1	20
Provision/(benefit) for loan losses:
Commercial	5	81	(76)	(94)	89	293	(204)	(70)
Residential	29	(36)	65	NM	33	(72)	105	NM
Consumer	85	50	35	70	202	117	85	73
Total provision for loan losses	119	95	24	25	324	338	(14)	(4)
Charge-offs:
Commercial	(33)	(78)	(45)	(58)	(122)	(209)	(87)	(42)
Residential	(23)	(28)	(5)	(18)	(78)	(102)	(24)	(24)
Consumer	(53)	(44)	9	20	(157)	(117)	40	34
Total charge-offs	(109)	(150)	(41)	(27)	(357)	(428)	(71)	(17)
Recoveries:
Commercial	11	7	4	57	32	26	6	23
Residential	8	7	1	14	27	22	5	23
Consumer	12	10	2	20	37	33	4	12
Total recoveries	31	24	7	29	96	81	15	19
Net charge-offs	(78)	(126)	(48)	(38)	(261)	(347)	(86)	(25)
Allowance for credit losses, end of period	$1,845	$1,811	$34	2%	$1,845	$1,811	$34	2%
Components:
Allowance for loan and lease losses ("ALLL")					$1,772	$1,743	$29	2%
Unfunded commitments reserve					73	68	5	7
Allowance for credit losses					$1,845	$1,811	$34	2%
Net charge-offs to average loans held for investment ("LHFI") (annualized):
Commercial	0.11%	0.37%	(0.26)	(70)%	0.15%	0.32%	(0.17)	(53)%
Residential	0.15	0.21	(0.06)	(29)	0.18	0.27	(0.09)	(33)
Consumer	0.59	0.52	0.07	13	0.59	0.47	0.12	26
Total net charge-offs to total average LHFI	0.21	0.35	(0.14)	(40)	0.24	0.33	(0.09)	(27)
Period Ended
Nonaccrual/nonperforming loans ("NPLs"):
Commercial					$298	$513	($215)	(42)%
Residential					386	429	(43)	(10)
Consumer					13	7	6	86
Total nonaccrual/NPLs					697	949	(252)	(27)
Other real estate owned (“OREO”)					57	57	—	—
Other repossessed assets					7	13	(6)	(46)
Nonperforming loans held for sale ("nonperforming LHFS")					31	—	31	NM
Total nonperforming assets ("NPAs")					$792	$1,019	($227)	(22)%
Accruing restructured loans					$2,501	$2,522	($21)	(1)%
Nonaccruing restructured loans [1]					304	306	(2)	(1)
Accruing LHFI past due > 90 days (guaranteed)					1,304	1,114	190	17
Accruing LHFI past due > 90 days (non-guaranteed)					39	30	9	30
Accruing LHFS past due > 90 days					—	2	(2)	(100)
NPLs to period-end LHFI					0.48%	0.67%	(0.19)	(28)%
NPAs to period-end LHFI plus nonperforming LHFS, OREO, and other repossessed assets					0.55	0.72	(0.17)	(24)
ALLL to period-end LHFI [2,3]					1.23	1.23	—	—
ALLL to NPLs [2,3]					2.55x	1.84x	0.71x	39

1 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
2 This ratio is computed using the ALLL.
3 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA
	Three Months Ended				Three Months Ended
	September 30	June 30	Increase/(Decrease)		March 31	December 31	September 30
(Dollars in millions) (Unaudited)	2017	2017	Amount	% [4]	2017	2016	2016
CREDIT DATA
Allowance for credit losses, beginning of period	$1,803	$1,783	$20	1%	$1,776	$1,811	$1,840
Provision/(benefit) for unfunded commitments	1	3	(2)	(67)	2	(1)	2
Provision/(benefit) for loan losses:
Commercial	5	39	(34)	(87)	46	36	81
Residential	29	(2)	31	NM	5	13	(36)
Consumer	85	50	35	70	66	53	50
Total provision for loan losses	119	87	32	37	117	102	95
Charge-offs:
Commercial	(33)	(26)	7	27	(63)	(78)	(78)
Residential	(23)	(26)	(3)	(12)	(29)	(34)	(28)
Consumer	(53)	(49)	4	8	(54)	(51)	(44)
Total charge-offs	(109)	(101)	8	8	(146)	(163)	(150)
Recoveries:
Commercial	11	7	4	57	13	9	7
Residential	8	11	(3)	(27)	9	8	7
Consumer	12	13	(1)	(8)	12	10	10
Total recoveries	31	31	—	—	34	27	24
Net charge-offs	(78)	(70)	8	11	(112)	(136)	(126)
Allowance for credit losses, end of period	$1,845	$1,803	$42	2%	$1,783	$1,776	$1,811
Components:
ALLL	$1,772	$1,731	$41	2%	$1,714	$1,709	$1,743
Unfunded commitments reserve	73	72	1	1	69	67	68
Allowance for credit losses	$1,845	$1,803	$42	2%	$1,783	$1,776	$1,811
Net charge-offs to average LHFI (annualized):
Commercial	0.11%	0.10%	0.01	10%	0.26%	0.35%	0.37%
Residential	0.15	0.16	(0.01)	(6)	0.22	0.26	0.21
Consumer	0.59	0.54	0.05	9	0.64	0.64	0.52
Total net charge-offs to total average LHFI	0.21	0.20	0.01	5	0.32	0.38	0.35
Period Ended
Nonaccrual/NPLs:
Commercial	$298	$325	($27)	(8)%	$352	$414	$513
Residential	386	419	(33)	(8)	428	424	429
Consumer	13	10	3	30	9	7	7
Total nonaccrual/NPLs	697	754	(57)	(8)	789	845	949
OREO	57	61	(4)	(7)	62	60	57
Other repossessed assets	7	6	1	17	7	14	13
Nonperforming LHFS	31	—	31	NM	—	—	—
Total NPAs	$792	$821	($29)	(4)%	$858	$919	$1,019
Accruing restructured loans	$2,501	$2,524	($23)	(1)%	$2,545	$2,535	$2,522
Nonaccruing restructured loans [1]	304	321	(17)	(5)	329	306	306
Accruing LHFI past due > 90 days (guaranteed)	1,304	1,221	83	7	1,190	1,254	1,114
Accruing LHFI past due > 90 days (non-guaranteed)	39	30	9	30	37	34	30
Accruing LHFS past due > 90 days	—	1	(1)	(100)	1	1	2
NPLs to period-end LHFI	0.48%	0.52%	(0.04)	(8)%	0.55%	0.59%	0.67%
NPAs to period-end LHFI plus nonperforming LHFS, OREO, and other repossessed assets	0.55	0.57	(0.02)	(4)	0.60	0.64	0.72
ALLL to period-end LHFI [2,3]	1.23	1.20	0.03	3	1.20	1.19	1.23
ALLL to NPLs [2,3]	2.55x	2.31x	0.24x	10	2.18x	2.03x	1.84x

1 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
2 This ratio is computed using the ALLL.
3 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in millions) (Unaudited)	MSRs - Fair Value	Other	Total	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSETS ROLLFORWARD
Balance, beginning of period	$1,061	$14	$1,075	$1,307	$18	$1,325
Amortization	—	(2)	(2)	—	(6)	(6)
Servicing rights originated	88	—	88	198	—	198
Servicing rights purchased	27	—	27	104	—	104
Fair value changes due to inputs and assumptions [1]	5	—	5	(328)	—	(328)
Other changes in fair value [2]	(61)	—	(61)	(160)	—	(160)
Servicing rights sold	(1)	—	(1)	(2)	—	(2)
Balance, September 30, 2016	$1,119	$12	$1,131	$1,119	$12	$1,131

Balance, beginning of period	$1,608	$81	$1,689	$1,572	$85	$1,657
Amortization	—	(6)	(6)	—	(16)	(16)
Servicing rights originated	90	3	93	252	10	262
Fair value changes due to inputs and assumptions [1]	(11)	—	(11)	(27)	—	(27)
Other changes in fair value [2]	(59)	—	(59)	(168)	—	(168)
Servicing rights sold	—	—	—	(1)	—	(1)
Other [3]	—	—	—	—	(1)	(1)
Balance, September 30, 2017	$1,628	$78	$1,706	$1,628	$78	$1,706
1 Primarily reflects changes in discount rates and prepayment speed assumptions, due to changes in interest rates.
2 Represents changes due to the collection of expected cash flows, net of accretion, due to the passage of time.
3 Represents measurement period adjustment on other intangible assets previously acquired in Pillar/Cohen acquisition.

	Three Months Ended
	September 30	June 30	March 31	December 31	September 30
(Shares in thousands) (Unaudited)	2017	2017	2017	2016	2016
COMMON SHARES OUTSTANDING ROLLFORWARD
Balance, beginning of period	481,644	485,712	491,188	495,936	501,412
Common shares issued for employee benefit plans	125	111	1,536	560	259
Repurchases of common stock	(5,768)	(4,179)	(7,012)	(5,308)	(5,735)
Balance, end of period	476,001	481,644	485,712	491,188	495,936

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES [1]

	Three Months Ended					Nine Months Ended
	September 30	June 30	March 31	December 31	September 30	September 30
(Dollars in millions) (Unaudited)	2017	2017	2017	2016	2016	2017	2016
Net interest income	$1,430	$1,403	$1,366	$1,343	$1,308	$4,199	$3,877
Fully taxable-equivalent ("FTE") adjustment	37	36	34	34	34	107	105
Net interest income-FTE [2]	1,467	1,439	1,400	1,377	1,342	4,306	3,982
Noninterest income	846	827	847	815	889	2,520	2,569
Total revenue-FTE [2]	$2,313	$2,266	$2,247	$2,192	$2,231	$6,826	$6,551

Return on average common shareholders’ equity	9.03%	9.08%	8.19%	7.85%	7.89%	8.77%	8.01%
Impact of removing average intangible assets and related pre-tax amortization, other than MSRs and other servicing rights	3.42	3.43	3.09	2.91	2.84	3.32	2.95
Return on average tangible common shareholders' equity [3]	12.45%	12.51%	11.28%	10.76%	10.73%	12.09%	10.96%

Net interest margin	3.07%	3.06%	3.02%	2.93%	2.88%	3.05%	2.92%
Impact of FTE adjustment	0.08	0.08	0.07	0.07	0.08	0.08	0.07
Net interest margin-FTE [2]	3.15%	3.14%	3.09%	3.00%	2.96%	3.13%	2.99%

Noninterest expense	$1,391	$1,388	$1,465	$1,397	$1,409	$4,243	$4,072
Total revenue	2,276	2,230	2,213	2,158	2,197	6,719	6,446
Efficiency ratio [4]	61.12%	62.24%	66.20%	64.74%	64.13%	63.16%	63.17%
Impact of FTE adjustment	(0.98)	(1.00)	(1.01)	(1.01)	(0.99)	(0.99)	(1.01)
Efficiency ratio-FTE [2,4]	60.14	61.24	65.19	63.73	63.14	62.17	62.16
Impact of excluding amortization related to intangible assets and certain tax credits	(0.93)	(0.65)	(0.59)	(0.65)	(0.60)	(0.73)	(0.53)
Tangible efficiency ratio-FTE [2,5]	59.21%	60.59%	64.60%	63.08%	62.54%	61.44%	61.63%

Basel III Common Equity Tier 1 ("CET1") ratio (transitional) [6]	9.62%	9.68%	9.69%	9.59%	9.78%
Impact of MSRs and other under fully phased-in approach	(0.14)	(0.15)	(0.15)	(0.16)	(0.12)
Basel III fully phased-in CET1 ratio [6]	9.48%	9.53%	9.54%	9.43%	9.66%

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents net interest income-FTE, total revenue-FTE, net interest margin-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.
3 The Company presents return on average tangible common shareholders' equity, which removes the after-tax impact of purchase accounting intangible assets from average common shareholders' equity and removes related intangible asset amortization from net income available to common shareholders. The Company believes this measure is useful to investors because, by removing the amount of intangible assets and related pre-tax amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. This measure is utilized by management to assess the profitability of the Company.
4 Efficiency ratio is computed by dividing noninterest expense by total revenue. Efficiency ratio-FTE is computed by dividing noninterest expense by total revenue-FTE.
5 The Company presents a tangible efficiency ratio, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
6 Current period Basel III capital ratios are estimated as of the earnings release date. Fully phased-in ratios consider a 250% risk-weighting for MSRs and deduction from capital of certain carryforward DTAs, the overfunded pension asset, and other intangible assets. The Company believes these measures may be useful to investors who wish to understand the Company's current compliance with future regulatory requirements.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES, continued [1]

	September 30	June 30	March 31	December 31	September 30
(Dollars in millions, except per share data) (Unaudited)	2017	2017	2017	2016	2016
Total shareholders' equity	$24,522	$24,477	$23,484	$23,618	$24,449
Goodwill, net of deferred taxes of $254 million, $253 million, $252 million, $251 million, and $248 million, respectively	(6,084)	(6,085)	(6,086)	(6,086)	(6,089)
Other intangible assets (including MSRs and other servicing rights)	(1,706)	(1,689)	(1,729)	(1,657)	(1,131)
MSRs and other servicing rights	1,690	1,671	1,711	1,638	1,124
Tangible equity [2]	18,422	18,374	17,380	17,513	18,353
Noncontrolling interest	(101)	(103)	(101)	(103)	(101)
Preferred stock	(1,975)	(1,975)	(1,225)	(1,225)	(1,225)
Tangible common equity [2]	$16,346	$16,296	$16,054	$16,185	$17,027

Total assets	$208,252	$207,223	$205,642	$204,875	$205,091
Goodwill	(6,338)	(6,338)	(6,338)	(6,337)	(6,337)
Other intangible assets (including MSRs and other servicing rights)	(1,706)	(1,689)	(1,729)	(1,657)	(1,131)
MSRs and other servicing rights	1,690	1,671	1,711	1,638	1,124
Tangible assets	$201,898	$200,867	$199,286	$198,519	$198,747
Tangible equity to tangible assets [2]	9.12%	9.15%	8.72%	8.82%	9.23%
Tangible common equity to tangible assets [2]	8.10	8.11	8.06	8.15	8.57
Tangible book value per common share [3]	$34.34	$33.83	$33.05	$32.95	$34.33

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents certain capital information on a tangible basis, including tangible equity, tangible common equity, the ratio of tangible equity to tangible assets, and the ratio of tangible common equity to tangible assets, which remove the after-tax impact of purchase accounting intangible assets from shareholders' equity. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. These measures are used by management to analyze capital adequacy.
3 The Company presents tangible book value per common share, which excludes the after-tax impact of purchase accounting intangible assets and also excludes noncontrolling interest and preferred stock from shareholders' equity. The Company believes this measure is useful to investors because, by removing the amount of intangible assets, noncontrolling interest, and preferred stock (the levels of which may vary from company to company), it allows investors to more easily compare the Company’s book value of common stock to other companies in the industry.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT [1]
	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in millions) (Unaudited)	2017	2016	% Change [5]	2017	2016	% Change [5]
Statements of Income:
Net interest income	$941	$872	8%	$2,748	$2,578	7%
FTE adjustment	—	—	—	—	—	—
Net interest income-FTE [2]	941	872	8	2,748	2,578	7
Provision for credit losses [3]	136	29	NM	299	90	NM
Net interest income-FTE - after provision for credit losses [2]	805	843	(5)	2,449	2,488	(2)
Noninterest income before net securities gains	473	555	(15)	1,401	1,568	(11)
Net securities gains	—	—	—	—	—	—
Total noninterest income	473	555	(15)	1,401	1,568	(11)
Noninterest expense before amortization	897	984	(9)	2,829	2,837	—
Amortization	2	1	100	3	2	50
Total noninterest expense	899	985	(9)	2,832	2,839	—
Income-FTE - before provision for income taxes [2]	379	413	(8)	1,018	1,217	(16)
Provision for income taxes	138	155	(11)	367	455	(19)
Tax credit adjustment	—	—	—	—	—	—
FTE adjustment	—	—	—	—	—	—
Net income including income attributable to noncontrolling interest	241	258	(7)	651	762	(15)
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$241	$258	(7)%	$651	$762	(15)%

Total revenue	$1,414	$1,427	(1)%	$4,149	$4,146	—%
Total revenue-FTE [2]	1,414	1,427	(1)	4,149	4,146	—

Selected Average Balances:
Total LHFI	$73,378	$70,560	4%	$72,200	$69,075	5%
Goodwill	4,262	4,262	—	4,262	4,262	—
Other intangible assets excluding MSRs	7	12	(42)	8	14	(43)
Total assets	83,161	80,298	4	82,071	78,378	5
Consumer and commercial deposits	103,066	99,730	3	102,686	98,751	4

Performance Ratios:
Efficiency ratio	63.55%	69.04%		68.26%	68.45%
Impact of FTE adjustment	—	—		—	—
Efficiency ratio-FTE [2]	63.55	69.04		68.26	68.45
Impact of excluding amortization and associated funding cost of intangible assets	(1.18)	(1.08)		(1.17)	(1.11)
Tangible efficiency ratio-FTE [2,4]	62.37%	67.96%		67.09%	67.34%

[1]
Beginning in the second quarter of 2017, the Company realigned its business segment structure from three segments to two segments based on, among other things, the manner in which financial information is evaluated by management and in conjunction with Company-wide organizational changes that were announced during the first quarter of 2017. Specifically, the Company retained the previous composition of the Wholesale Banking segment and changed the basis of presentation of the Consumer Banking and Private Wealth Management segment and Mortgage Banking segment such that those segments were combined into a single Consumer segment. Accordingly, prior period information has been revised to conform to the new business segment structure and updated internal funds transfer pricing methodology for consistent presentation.

[2]
Net interest income-FTE, income-FTE, total revenue-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.

[3]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.

[4]
A tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

5 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT, continued [1]
	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in millions) (Unaudited)	2017	2016	% Change	2017	2016	% Change
Mortgage Production Data:
Channel mix:
Retail	$2,438	$3,386	(28)%	$7,422	$9,041	(18)%
Correspondent	3,715	5,073	(27)	10,647	11,653	(9)
Total production	$6,153	$8,459	(27)%	$18,069	$20,694	(13)%
Channel mix - percent:
Retail	40%	40%		41%	44%
Correspondent	60	60		59	56
Total production	100%	100%		100%	100%
Purchase and refinance mix:
Refinance	$1,980	$4,281	(54)%	$6,473	$10,162	(36)%
Purchase	4,173	4,178	—	11,596	10,532	10
Total production	$6,153	$8,459	(27)%	$18,069	$20,694	(13)%
Purchase and refinance mix - percent:
Refinance	32%	51%		36%	49%
Purchase	68	49		64	51
Total production	100%	100%		100%	100%
Applications	$7,658	$11,866	(35)%	$23,675	$32,296	(27)%

Mortgage Servicing Data (End of Period):
Total loans serviced				$165,273	$153,984	7%
Total loans serviced for others				135,411	123,936	9
Net carrying value of MSRs				1,628	1,119	45
Ratio of net carrying value of MSRs to total loans serviced for others				1.202%	0.903%

Assets Under Administration (End of Period):
Trust and institutional managed assets				$42,266	$40,893	3%
Retail brokerage managed assets				15,561	12,493	25
Total managed assets				57,827	53,386	8
Non-managed assets				97,491	93,623	4
Total assets under advisement				$155,318	$147,009	6%

[1]
Beginning in the second quarter of 2017, the Company realigned its business segment structure from three segments to two segments based on, among other things, the manner in which financial information is evaluated by management and in conjunction with Company-wide organizational changes that were announced during the first quarter of 2017. Specifically, the Company retained the previous composition of the Wholesale Banking segment and changed the basis of presentation of the Consumer Banking and Private Wealth Management segment and Mortgage Banking segment such that those segments were combined into a single Consumer segment. Accordingly, prior period information has been revised to conform to the new business segment structure and updated internal funds transfer pricing methodology for consistent presentation.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BUSINESS SEGMENT
	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in millions) (Unaudited)	2017	2016	% Change [4]	2017	2016	% Change [4]
Statements of Income:
Net interest income	$571	$505	13%	$1,670	$1,488	12%
FTE adjustment	36	34	6	105	103	2
Net interest income-FTE [1]	607	539	13	1,775	1,591	12
(Benefit)/provision for credit losses [2]	(16)	68	NM	31	253	(88)
Net interest income-FTE - after (benefit)/provision for credit losses [1]	623	471	32	1,744	1,338	30
Noninterest income before net securities gains	406	355	14	1,194	996	20
Net securities gains	—	—	—	—	—	—
Total noninterest income	406	355	14	1,194	996	20
Noninterest expense before amortization	440	411	7	1,353	1,210	12
Amortization	19	13	46	46	33	39
Total noninterest expense	459	424	8	1,399	1,243	13
Income-FTE - before provision for income taxes [1]	570	402	42	1,539	1,091	41
Provision for income taxes	128	79	62	346	210	65
Tax credit adjustment	47	37	27	121	94	29
FTE adjustment	36	34	6	105	103	2
Net income including income attributable to noncontrolling interest	359	252	42	967	684	41
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$359	$252	42%	$967	$684	41%

Total revenue	$977	$860	14%	$2,864	$2,484	15%
Total revenue-FTE [1]	1,013	894	13	2,969	2,587	15

Selected Average Balances:
Total LHFI	$71,255	$71,625	(1)%	$72,005	$71,489	1%
Goodwill	2,076	2,075	—	2,076	2,075	—
Other intangible assets excluding MSRs	74	1	NM	75	1	NM
Total assets	85,280	85,762	(1)	85,638	85,392	—
Consumer and commercial deposits	56,211	55,489	1	56,326	54,099	4

Performance Ratios:
Efficiency ratio	46.94%	49.27%		48.85%	50.01%
Impact of FTE adjustment	(1.68)	(1.85)		(1.74)	(1.99)
Efficiency ratio-FTE [1]	45.26	47.42		47.11	48.02
Impact of excluding amortization and associated funding cost of intangible assets	(2.39)	(1.99)		(2.06)	(1.85)
Tangible efficiency ratio-FTE [1,3]	42.87%	45.43%		45.05%	46.17%

[1]
Net interest income-FTE, income-FTE, total revenue-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.

[2]
(Benefit)/provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the (benefit)/provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.

[3]
A tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER
	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in millions) (Unaudited)	2017	2016	% Change [4]	2017	2016		% Change [4]
Statements of Income:
Net interest income/(expense) [1]	($82)	($69)	(19)%	($219)	($189)		(16)%
FTE adjustment	1	—	NM	2	2		—
Net interest income/(expense)-FTE [2]	(81)	(69)	(17)	(217)	(187)		(16)
Provision/(benefit) for credit losses [3]	—	—	—	—	—		—
Net interest income/(expense)-FTE - after provision/(benefit) for credit losses [2]	(81)	(69)	(17)	(217)	(187)		(16)
Noninterest income/(expense) before net securities gains	(33)	(21)	(57)	(76)	1		NM
Net securities gains	—	—	—	1	4		(75)
Total noninterest income/(expense)	(33)	(21)	(57)	(75)	5		NM
Noninterest expense/(income) before amortization	32	—	NM	12	(10)		NM
Amortization	1	—	NM	—	—		—
Total noninterest expense/(income)	33	—	NM	12	(10)		NM
Income/(loss)-FTE - before benefit for income taxes [2]	(147)	(90)	(63)	(304)	(172)		(77)
Benefit for income taxes	(41)	(19)	NM	(107)	(54)		(98)
Tax credit adjustment	(47)	(37)	(27)	(121)	(94)		(29)
FTE adjustment	1	—	NM	2	2		—
Net income/(loss) including income attributable to noncontrolling interest	(60)	(34)	(76)	(78)	(26)		NM
Less: Net income attributable to noncontrolling interest	2	2	—	7	7		—
Net income/(loss)	($62)	($36)	(72)	($85)	($33)		NM

Total revenue	($115)	($90)	(28)	($294)	($184)		(60)%
Total revenue-FTE [2]	(114)	(90)	(27)	(292)	(182)		(60)

Selected Average Balances:
Total LHFI	$73	$72	1%	$71	$64		11%
Securities available for sale	31,140	28,602	9	30,983	27,968		11
Goodwill	—	—	—	—	—		—
Other intangible assets excluding MSRs	—	—	—	—	—		—
Total assets	37,297	35,416	5	37,124	33,843		10
Consumer and commercial deposits	142	94	51	133	61		NM

Other Information (End of Period):
Duration of securities available for sale portfolio (in years)				4.4	3.8
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 200 basis point increase in rates over next 12 months				3.2%	3.6%
Instantaneous 100 basis point increase in rates over next 12 months				1.8%	2.1%
Instantaneous 25 basis point decrease in rates over next 12 months				(0.6)%	(0.7)%
Instantaneous 100 basis point decrease in rates over next 12 months				(6.7)%	NM	[5]

[1]	Net interest income/(expense) is driven by matched funds transfer pricing applied for segment reporting and actual net interest income.

[2]
Net interest income/(expense)-FTE, income/(loss)-FTE, and total revenue-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.

[3]
Provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision/(benefit) attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitments reserve balances.

4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.
5 “NM” - Not meaningful. A downward rate change of 100 basis points would imply a negative interest rate environment during the period and was not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED SEGMENT TOTALS

	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in millions) (Unaudited)	2017	2016	% Change [2]	2017	2016	% Change [2]
Statements of Income:
Net interest income	$1,430	$1,308	9%	$4,199	$3,877	8%
FTE adjustment	37	34	9	107	105	2
Net interest income-FTE [1]	1,467	1,342	9	4,306	3,982	8
Provision for credit losses	120	97	24	330	343	(4)
Net interest income-FTE - after provision for credit losses [1]	1,347	1,245	8	3,976	3,639	9
Noninterest income before net securities gains	846	889	(5)	2,519	2,565	(2)
Net securities gains	—	—	—	1	4	(75)
Total noninterest income	846	889	(5)	2,520	2,569	(2)
Noninterest expense before amortization	1,369	1,395	(2)	4,194	4,037	4
Amortization	22	14	57	49	35	40
Total noninterest expense	1,391	1,409	(1)	4,243	4,072	4
Income-FTE - before provision for income taxes [1]	802	725	11	2,253	2,136	5
Provision for income taxes	225	215	5	606	611	(1)
Tax credit adjustment	—	—	—	—	—	—
FTE adjustment	37	34	9	107	105	2
Net income including income attributable to noncontrolling interest	540	476	13	1,540	1,420	8
Less: Net income attributable to noncontrolling interest	2	2	—	7	7	—
Net income	$538	$474	14%	$1,533	$1,413	8%

Total revenue	$2,276	$2,197	4%	$6,719	$6,446	4%
Total revenue-FTE [1]	2,313	2,231	4	6,826	6,551	4

Selected Average Balances:
Total LHFI	$144,706	$142,257	2%	$144,276	$140,628	3%
Goodwill	6,338	6,337	—	6,338	6,337	—
Other intangible assets excluding MSRs	81	13	NM	83	15	NM
Total assets	205,738	201,476	2	204,833	197,613	4
Consumer and commercial deposits	159,419	155,313	3	159,145	152,911	4

Performance Ratios:
Efficiency ratio	61.12%	64.13%		63.16%	63.17%
Impact of FTE adjustment	(0.98)	(0.99)		(0.99)	(1.01)
Efficiency ratio-FTE [1]	60.14	63.14		62.17	62.16
Impact of excluding amortization and associated funding cost of intangible assets	(0.93)	(0.60)		(0.73)	(0.53)
Tangible efficiency ratio-FTE [1]	59.21%	62.54%		61.44%	61.63%

1 Net interest income-FTE, income-FTE, total revenue-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.